Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Credence Systems Corporation pertaining to the Credence Systems Corporation 2005 Stock Incentive Plan, as amended, of our reports dated January 15, 2008, with respect to the consolidated financial statements and schedule of Credence Systems Corporation and the effectiveness of internal control over financial reporting of Credence Systems Corporation for the year ended November 3, 2007 included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 29, 2008